Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

SNB Bancshares, Inc. Announces Balance Sheet Repositioning

     SUGAR LAND, TEXAS (December 29, 2005) - SNB Bancshares, Inc. (NASDAQ: SNBT) (“Company”), a Sugar Land bank holding company with assets of $1.1 billion and the parent Company of Southern National Bank of Texas, announced today that its Board of Directors has approved a plan to reposition the Company’s balance sheet by reducing the amount of low-yielding investment securities and using the proceeds to de-leverage its borrowing position. The Board approved this plan in an effort to reduce the Company’s liability sensitive position and to improve its net interest margin. As previously announced on November 16, 2005, Prosperity Bancshares, Inc. (NASDAQ: PRSP) (“Prosperity”) and the Company have signed a definitive agreement for Prosperity to acquire SNB Bancshares, Inc. and its subsidiary, Southern National Bank of Texas. Prosperity has approved this balance sheet repositioning plan in accordance with the provisions of the Agreement and Plan of Reorganization by and between Prosperity and the Company.

The Company has identified for sale from its available-for-sale securities portfolio approximately $205.0 million in U.S. Government callable agency bonds, mortgage-backed securities and collateralized mortgage obligations with a weighted average yield of 3.45%. The Company plans to use the net proceeds from such sales to reduce borrowings with an average rate of 4.29%. The Company expects to incur an impairment writedown charge on securities and a prepayment penalty on long-term borrowings totaling approximately $5.3 million net of tax during the quarter ended December 31, 2005.

As a result of these transactions, the Company expects its year-end total securities portfolio to approximate $265.0 million and its borrowings to approximate $25 million. The yield on the investment securities portfolio is expected to improve by approximately 50 to 55 basis points, and the effective duration is expected to increase from approximately 3.2 years to approximately 3.3 years.

Except for historical information contained herein, this press release contains forward-looking statements regarding SNB Bancshares' prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. SNB Bancshares intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions. The following factors, among others, could cause actual results to differ materially from the expectations stated in any forward-looking statement: a change in general business and economic conditions in the markets the Company serves; changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting SNB Bancshares' operations, pricing, and services. SNB Bancshares undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. Please also read the additional risks and factors described from time to time in SNB Bancshares' reports and documents filed with the Securities and Exchange Commission.

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